Exhibit 10.1

PREFERRED STOCK PURCHASE AGREEMENT

by and between

Carver Bancorp, Inc.

and

J.P. Morgan Chase Community Development Corporation

dated as of

September 27, 2021

TABLE OF CONTENTS

Page

1.	Purchase of the Preferred Stock.	1

1.1	Purchase of the Preferred Stock	1
1.2	Closing	1

2.	Representations and Warranties of the Company.	2

2.1	Organization, Good Standing and Authorization	2
2.2	Capitalization	3
2.3	No Conflicts; No Consents	4
2.4	Subsidiaries; Investments	4
2.5	Financial Statements	5
2.6	Undisclosed Liabilities	5
2.7	Tax Matters	5
2.8	Actions; Orders	6
2.9	Compliance with Laws; Governmental Authorizations	6
2.10	Investment Company Act	6
2.11	No Broker	6
2.12	Anti-Money Laundering, Anti-Corruption, Sanctions	7
2.13	Valid Issuance of Shares	7
2.14	Intellectual Property	8

3.	Representations and Warranties of the Investor.	8

3.1	Organization, Good Standing and Authorization	8
3.2	Investment Representations	8
3.3	No Broker	9

4.	Covenants of the Company and the Investor.	9

4.1	Corporate Actions for the Issuance of the Shares and Performance of Other Obligations	9
4.2	Use of Proceeds	9
4.3	Access to Information	10
4.4	Expenses	11
4.5	Publicity	11
4.6	BHC Act Control.	11
4.7	Transfer Rights.	13
4.8	FIRPTA Certificate	13
4.9	Opinion of Company Counsel	13
4.10	Officer’s Certificate	13
4.11	Secretary’s Certificate	13
4.12	Anti-Money Laundering, Anti-Corruption, Sanctions.	13

5.	Termination.	14

i

5.1	Termination	14
5.2	Effect of Termination	14

6.	Miscellaneous.	14

6.1	Notices	14
6.2	Governing Law; Consent to Jurisdiction	15
6.3	Binding Effect	16
6.4	Assignment	16
6.5	Amendment, Waivers	16
6.6	Entire Agreement	16
6.7	Survival	16
6.8	Severability	16
6.9	Headings	17
6.10	Counterparts	17
6.11	No Implied Rights	17
6.12	Recognition of the U.S. Special Resolutions Regimes	17

Schedules

Schedule A: Term Sheet

Schedule B: Wire Instructions

Schedule C: Significant Subsidiaries

Schedule D: Form of Opinion of Company Counsel

ii

PREFERRED Stock PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 27th day of September, 2021, by and between Carver Bancorp, Inc., a Delaware corporation (the “Company”), and J.P. Morgan Chase Community Development Corporation, a Delaware corporation (the “Investor”).

W I T N E S E T H :

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company 4,000 shares of Non-Cumulative Non-Voting Participating Preferred Stock, Series F, par value $0.01 per share (the “Series F Preferred Stock”), the terms of which are set forth in the Term Sheet attached as Schedule A hereto (the “Shares”);

WHEREAS, the Company operates predominately through its wholly owned banking Subsidiary (as defined below) Carver Federal Savings Bank, a minority-owned depository institution organized under the laws of the United States as a federal savings bank (the “Bank”); and

WHEREAS, the Investor is committed to supporting economic growth in the diverse communities in which the Company and the Bank operate and providing direction to the Company and Bank in support of their objectives to provide financial services to underserved populations.

NOW, THEREFORE, the parties hereto hereby agree as follows.

1.	Purchase of the Preferred Stock.

1.1              Purchase of the Preferred Stock. Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Shares at a purchase price as set forth on Schedule A hereto (the “Purchase Price”).

1.2              Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Luse Gorman PC, located at 5335 Wisconsin Ave NW # 780, Washington, DC 20015, or remotely via the electronic or other exchange of documents and signature pages, at such place, time or date as the parties hereto may agree (the time and date of the Closing being herein referred to as the “Closing Date”). At the Closing, the Investor (or its designee) shall deliver payment of the Purchase Price to the Company by wire transfer of immediately available funds to the account (as set forth on Schedule B attached hereto) and against payment by the Investor, the Company will deliver to the Investor a receipt or similar record confirming that the Shares, which shall be in book-entry form, have been registered in the name of the Investor in the Company’s stock register.

2.	Representations and Warranties of the Company.

As used in this Article 2, (i) any reference to any event, change or effect being “material” with respect to the Company or any of the Company Subsidiaries (as defined below) means an event, circumstance, development, change or effect which is material in relation to the business, condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, and (ii) the term “Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to the Company, a Material Adverse Effect shall not include an effect resulting from (a) any change in law or GAAP (as defined in Section 2.5(b) hereof) or interpretations thereof that applies to the Company or any Company Subsidiary, (b) any change in general economic, business, financial or credit market conditions, (c) changes after the date hereof in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, or (d) disasters, calamities, weather conditions, similar events, any military conflict, act of terrorism, outbreak or escalation of hostilities or declared or undeclared war or any other force majeure event, except to the extent any such change, event, occurrence, fact, effect or condition has a disproportionate adverse effect on business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other persons similarly situated in the same industry.

The Company represents and warrants to the Investor as of the date hereof and at the time of payment and delivery of the Purchase Price (the “Time of Payment and Delivery”) as follows:

2.1              Organization, Good Standing and Authorization.

(a)              The Company and each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to perform its obligations under this Agreement. The Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or be in such good standing which could not be reasonably expected to have a Material Adverse Effect. The Company has furnished to the Investor true, correct and complete copies of its certificate of incorporation and bylaws (or similar governing documents) as amended through the date of this Agreement for the Company and the Bank. Attached hereto as Annex 1 to Schedule A is a true and correct copy of the Amended and Restated Certificate of Designations related to the Shares. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1934, as amended. Each of the Company and the Bank is, and will continue to be, duly certified as a “Community Development Financial Institution” by the U.S. Department of the Treasury’s Community Development Financial Institutions Fund.

(b)              The Schedule of Subsidiaries, attached hereto as Schedule C, sets forth a true and complete list of all Subsidiaries (as defined below) of the Company (each hereinafter referred to individually as a “Company Subsidiary” and collectively as the “Company Subsidiaries”). For purposes of this Agreement, the term “Subsidiary” shall mean with respect to any Person (as defined below), any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation’s or other entity’s board of directors (or similar governing body), or otherwise having the power to direct the business and policies of such corporation or other entity. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(c)              The Company has the requisite corporate power and authority and has, with the exception of filing the Amended and Restated Certificate of Designations of the Company, as amended to date, to increase the number of authorized shares of Series F Preferred Stock (the “A&R Certificate”), taken all corporate action necessary in order to execute, deliver and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights and to general equity principles.

2.2              Capitalization.

(a)              The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, of which 3,548,774 shares of Common Stock are issued and outstanding, and (ii) 2,000,000 shares of the Company’s preferred stock (the “Preferred Stock” and together with the Common Stock, the “Capital Stock”), of which 15,951 shares of Preferred Stock designated as Convertible Non-Cumulative Non-Voting Participating Preferred Stock, Series D are issued and outstanding, 3,300 are designated as Non-Cumulative Non-Voting Participating Preferred Stock, Series E (the “Series E Preferred Stock”), of which 3,177 are issued and outstanding, and 5,000 are currently designated as Series F Preferred Stock, of which 5,000 are issued and outstanding. After giving effect to the transactions contemplated hereby, an additional 4,000 shares of Preferred Stock will be designated as Series F Preferred Stock, of which 4,000 will be issued and outstanding. All of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, all of the shares of Series A Convertible Preferred Stock, par value $0.01 per share, Series B Convertible Preferred Stock, par value $0.01 per share, and Mandatorily Convertible Non-Voting Participating Preferred Stock, Series C, par value $0.01 per share, have been repurchased, redeemed or converted in accordance with all applicable laws and there are no ongoing obligations with respect to such securities. Except for 250,000 shares reserved for issuance pursuant to the Carver Bancorp, Inc. 2014 Equity Plan, as of the date hereof, the Company has not issued and does not have any shares of Capital Stock reserved for issuance or otherwise issuable (without regard to any vesting requirements) under any equity awards, equity compensation, deferred compensation or similar arrangements (including any stock options or restricted stock awards). The Company does not have any issued and outstanding bonds, debentures, notes or other indebtedness that grant the right to vote on any matters on which the shareholders of the Company may vote.

(b)              There are no shares of Capital Stock or other securities of the Company reserved for issuance or subject to preemptive rights (other than such preemptive rights granted to Wells Fargo Central Pacific Holding, Inc. (“Wells Fargo”), pursuant to that certain Stock Purchase Agreement, dated as of February 1, 2021, by and between the Company and Wells Fargo, which such rights have been duly waived) or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of Capital Stock or other securities of the Company or any commitments of any character relating to the issued or unissued Capital Stock or other securities of the Company.

2.3              No Conflicts; No Consents. The execution and delivery by the Company of this Agreement does not, and the performance and consummation by the Company of the transactions contemplated hereby will not:

(a)              Following the effectiveness and filing of the A&R Certificate, contravene, conflict with, or constitute or result in a breach or violation of, or a default, or otherwise require any consent pursuant to, under any of the Company’s organizational documents;

(b)              contravene, conflict with, or constitute or result in a breach or violation of, or a default under, or otherwise require any consent pursuant to, any material agreement under which the Company or any of the Company Subsidiaries is bound or to which any materials assets thereof are subject; or

(c)              contravene, conflict with, or constitute or result in a breach or violation of, or otherwise require any consent pursuant to, any law, judgment, decree or order of any court, administrative agency, governmental entity or other tribunal of competent jurisdiction (“Order”) to which the Company is subject.

2.4              Subsidiaries; Investments.

(a)              Except for the Subsidiaries of the Company set forth in Schedule B hereto, the Company does not own any shares of capital stock or other equity or voting securities of, or similar interest in, any other Person. The Company does not act or carry on business in partnership with any other Person, nor is it a member with ownership interests (otherwise than through the holding of share capital) of any corporate entity.

(b)              The Company owns, either directly or indirectly through one or more subsidiaries, all of the capital stock or other equity interests of the Subsidiaries free and clear of all Liens, other than transfer restrictions imposed by applicable Laws. All of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries held directly or indirectly by the Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no shares of capital stock or other securities of any of the Company Subsidiaries reserved for issuance or subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of any of the Company Subsidiaries or any commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary.

(c)              Each of the Company Subsidiaries is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as it is now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries is duly qualified and licensed to do business, and is in good standing, in each jurisdiction where the character of its assets owned or held under lease or the nature of the business conducted by it makes such qualification necessary except where the failures of all of such Company Subsidiaries to so qualify or be licensed has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Bank has a Community Reinvestment Act rating of “satisfactory” or better. The Bank is, and will continue to be, duly qualified as a “minority-owned depository institution” (as defined in Section 308 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989).

2.5              Financial Statements.

(a)              The Investor has been furnished with the (i) audited consolidated balance sheet of the Company as at the end of the two most recently completed fiscal years for which financial statements are available as of the date of this Agreement, (ii) audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for each of the two most recently completed fiscal years for which financial statements are available as of the date of this Agreement, (iii) unaudited consolidated balance sheet of the Company as at the end of the most recently completed quarter for which financial statements are available as of the date of this Agreement (the “Base Balance Sheet Date”), and (iv) unaudited statements of income and cash flows for the six-month period ended as of the Base Balance Sheet Date (collectively, the “Financial Statements”), including the notes thereto, together with the report thereon of the Company’s independent certified public accountants.

(b)              The Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods presented.

2.6              Undisclosed Liabilities. The Company does not have any liabilities other than those (i) reflected or reserved against in the Financial Statements (including the notes thereto) or (ii) incurred in the ordinary course of business since the Base Balance Sheet Date.

2.7              Tax Matters. The Company has prepared and timely filed (including extensions that have been duly perfected) all income tax returns and all other tax returns required to be filed by it and all such tax returns were true, correct and complete in all material respects. The Company has paid all taxes due and owing by it (whether or not shown on any tax return as due). As of the date of this Agreement, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal income or other material tax matters. The Company’s presentation of its deferred tax assets and deferred tax liabilities on its Financial Statements is accurate in all material respects. The sum of accrued but unpaid taxes of the Company did not, as of the Base Balance Sheet Date, exceed the reserve of taxes set forth on the face of the most recent financial statements. There are no material liens for taxes on any of the assets of the Company or Company Subsidiaries. None of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). The Company and each Company Subsidiary is, and has been since the date of its formation, a corporation for U.S. federal income tax purposes, and neither the Company nor any Company Subsidiary has elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code. The Company and each Company Subsidiary has not participated in any “listed transactions” as defined under Treasury Regulations § 1.6011-4(b)(2) (or otherwise participated in, or advised on, any transaction that required disclosure to a taxing authority to reduce or eliminate tax, interest or penalties). Each of the Company and the Company Subsidiaries has complied with all applicable Laws related to the payment and withholding of material Taxes and has duly and timey paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over.

2.8              Actions; Orders. There are no material civil, criminal or administrative actions, demands, claims or other similar proceedings (“Actions”) or Orders issued, pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary or any of their respective assets, before any governmental entity.

2.9              Compliance with Laws; Governmental Authorizations. The Company and each Company Subsidiary has complied in all material respects with the laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. The Company and each Company Subsidiary possesses, all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any governmental authority necessary for the Company or Company Subsidiary to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”) and each such Permit is in full force and effect and are currently being, and have been, complied with in all material respects.

2.10          Investment Company Act. Neither the Company nor any of the Company Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of any such “affiliated person,” as such terms are defined in the Investment Company Act of 1940, as amended.

2.11          No Broker. The Company has not retained, or authorized to act on its behalf, any broker, finder, agent or like party who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

2.12          Anti-Money Laundering, Anti-Corruption, Sanctions.

The Company, Company Subsidiaries and its and their respective officers, directors, employees and agents are in compliance with all applicable (i) anti-money laundering laws and laws designed to prevent terrorist financing (collectively, “AML Laws”), (ii) international trade, economic sanctions, and export controls and any other requirement applicable for any import, export controls and economic sanctions laws and regulations (collectively, “Sanctions Laws”), and (iii) anti-bribery and anti-corruption laws (collectively, “Anti-Corruption Laws”). No action, suit or proceeding by or before any court, or government agency, authority or body, or any arbitrator or nongovernmental authority involving the Company or any Company Subsidiary with respect to AML Laws, Sanctions Laws, or Anti-Corruption Laws is pending, or to the knowledge of the Company, threatened. Each of the Company and Company Subsidiaries have implemented and shall maintain systems of internal controls (including accounting systems, purchasing systems and billing systems) and have adopted and shall maintain policies and procedures that collectively ensure compliance with all AML Laws, Sanctions Laws, and Anti-Corruption Laws. Additionally, the Company maintains an AML-BSA compliance program as required under the relevant laws and regulations in the U.S., including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and other applicable laws where the Company operates. The Company represents that none of it, Company Subsidiaries, and its and their respective directors, officers, employees and (to the Company’s knowledge) agents is a Sanctioned Person.

(a)             Definitions. As used in this Section 2.12:

(i)              “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority;

(ii)             “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria); and

(iii)            “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

2.13          Valid Issuance of Shares. The Shares sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of the Investor in Section 3, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.14            Intellectual Property. The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) used in their businesses as conducted on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others.

3.	Representations and Warranties of the Investor.

The Investor represents and warrants to the Company and the Bank as of the date hereof:

3.1              Organization, Good Standing and Authorization.

(a)               The Investor is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to perform its obligations under this Agreement. The Investor is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such licensing, qualification or good standing, except for any failure to be so licensed, qualified or be in such good standing which could not be reasonably expected to have a material adverse effect on the Investor and its Subsidiaries, taken as a whole.

(b)               The Investor has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations hereunder. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights and to general equity principles.

3.2              Investment Representations. The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor’s representations contained in this Agreement, as follows:

(a)               Information. The Investor has had an opportunity to ask the Company’s representatives questions regarding the offer and sale of the Shares and the terms related thereto, the Company’s business and operations, and other relevant matters, and to receive answers from them. The Company has given the Investor the opportunity to fully perform the Investor’s own due diligence. The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 2 or the right of the Investor to rely thereon.

(b)               Accredited Investor. The Investor is an “accredited investor” (as defined under Rule 501 of Regulation D under the Securities Act), capable of evaluating the merits and risks of an investment in the Shares and of protecting the Investor’s own interest in connection with the purchase of Shares.

(c)               Adequate Means. The Investor has adequate means to provide for its financial needs with no expectation of a return on its investment in the Shares.

(d)               No Registration. The Investor understands that the Shares have not been registered under the Securities Act and, therefore, cannot be resold unless it is registered under the Securities Act or unless an exemption from such registration requirement is available. Investor is aware that the Company is not under any obligation to effect any such registration with respect to the Shares or to file for or comply with any exemption from registration.

(e)               Legend. The Investor understands that the Shares may be notated with the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.”

(f)                Acquisition for Investment. The Investor is acquiring the Shares for the Investor’s own account, for investment only and not with a view toward their resale or distribution, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3              No Broker. The Investor has not retained, or authorized to act on its behalf, any broker, finder, agent or like party who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.	Covenants of the Company and the Investor.

4.1              Corporate Actions for the Issuance of the Shares and Performance of Other Obligations. Prior to the Closing, the Company shall take all corporate actions necessary or appropriate to validly issue, sell and deliver the Shares to the Investor in accordance with the terms of this Agreement. The Company shall ensure that the terms set forth on Schedule A attached will be duly and promptly incorporated into the Company’s organizational documents and other agreements with stockholders, as applicable, and shall promptly share such executed documentation with the Investor.

4.2              Use of Proceeds•. The Company shall use the net proceeds received by it from the sale of the Shares for the purposes set forth on Schedule A hereto. Furthermore, the Company shall not use, or cause to be used, and shall procure that Company Subsidiaries and its and their respective directors, officers, employees and agents, shall not use, or cause to be used, the proceeds from any capital investment made by Investor:

(a)               in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws; or

(b)               for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

4.3              Access to Information.

(a)               The Company shall permit the Investor, in a manner designed to not interfere with the normal business operations of the Company, to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by the Investor upon reasonable advance notice, and subject to any limitations required by applicable law.

(b)               The Company shall deliver to the Investor the following, unless already available on the United States Securities and Exchange Commission’s (the “SEC”) Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or successor system:

(i)                 as soon as reasonably practicable, but in any event within 90 days after the end of each fiscal year of the Company, an audited consolidated income statement, statement of cash flows and statement of shareholder’s equity and an audited consolidated balance sheet of the Company, together with all related financial notes thereto, in each case prepared in accordance with GAAP;

(ii)              as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company (including the fourth quarter of each fiscal year), an unaudited consolidated income statement and an unaudited consolidated balance sheet as of the end of such fiscal quarter (or unaudited unconsolidated income statement and unaudited unconsolidated balance sheet of the Company and, the Company Subsidiaries), in each case prepared in accordance with GAAP;

(iii)            as soon as reasonably practicable reasonably detailed reports with respect to (A) material legal or compliance matters of which the Company or any of the Company Subsidiaries is, or is reasonably expected to become, a party or otherwise subject, or any other matters that may reasonably be expected to adversely impact the reputation of the Company or its investors, and (B) any event that has caused, or may reasonably be expected to cause, the Bank to fail to qualify as a “minority-owned depository institution”;

(iv)             prompt notice that the Company or the Bank has fallen, or anticipates that it may at any time in the succeeding 180 days fall, below any minimum capital tier (i.e., well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized) within the meaning of any state or federal regulations applicable to the Company or the Bank; and

(v)               any information relating to the financial condition or business and affairs of the Company or the Company Subsidiaries that the Investor may from time to time reasonably request (for the avoidance of doubt, solely to the extent such information is reasonably available).

Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated pursuant to Sections 4.3(a) or (b)(iii) though (v) to provide information that it reasonably considers to be confidential supervisory information, confidential competitive information or for which it reasonably determines the disclosure of which will violate applicable law (including applicable bank secrecy laws and similar legislation) or result in the loss of any legal privilege; provided, however, that if the foregoing applies the Company shall use reasonable efforts to make substitute disclosure arrangements (including redacting information) that would enable the provision of such information without disclosing such competitive information, violating such law or losing such privilege.

4.4              Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

4.5              Publicity. This Agreement and its terms and the transactions contemplated hereby shall be kept confidential until the parties hereto mutually agree upon the language and timing of a press release, or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto. Notwithstanding the foregoing, the Company shall make any required regulatory filings, registrations and disclosures pursuant to applicable federal, state or local law, including filings pursuant to Regulation D of the Securities Act.

4.6              BHC Act Control.

(a)               Neither the Company nor the Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Voting Securities or Nonvoting Securities of the Company, or securities or rights, options or warrants to purchase Voting Securities or Nonvoting Securities of the Company, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Voting Securities or Nonvoting Securities of the Company, except where, solely with respect to any such redemption, repurchase or recapitalization of the Common Stock, the Investor is given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would cause the Investor’s total aggregate ownership percentage of Voting Securities and Nonvoting Securities of the Company to exceed 24.9% of the total issued and outstanding equity of the Company, consistent with the restrictions set forth in the Board of Governors of the Federal Reserve (the “Federal Reserve”) guidance for non-controlling equity investments, without the prior written consent of the Investor; provided, that in the event of a sale, merger, consolidation or other similar transaction involving the Company, the Company shall not take any action that would cause the Investor to own more than 24.9% of the total issued and outstanding equity, of the acquirer or surviving company, as applicable, following consummation of any such transaction. For the purposes of this Agreement, “Voting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(1) and “Nonvoting Securities” shall have such meaning as defined in 12 CFR 225.2(q)(2), as may be amended or modified from time to time.

(b)               In the event that the Company breaches its obligations under Section 4.6(a) or believes that it is reasonably likely to breach such obligations, it shall notify the Investor as promptly as practicable (and, to the extent applicable, prior to any such breach having occurred) and shall cooperate in good faith with the Investor to modify any ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach, in accordance with Sections 4.6(c).

(c)               In the event of (i) a determination by the Investor, based on advice of counsel (including internal counsel) that (A) it is impermissible under the BHC Act or other applicable law or regulatory or supervisory guidance for the Investor to continue to hold, directly or indirectly, without limitation or otherwise, any Shares, or (B) such continued holding of the Shares would be reasonably likely to result in the imposition of conditions or restrictions on the Investor’s activities or regulatory or supervisory requirements on the Investor arising under the BHC Act or other applicable law or regulatory or supervisory guidance (including any requirement that the Investor obtain an approval under the BHC Act); or (ii) the occurrence of any of the following: (A) a determination by the Federal Reserve that the Investor “controls” the Company (as “control” is used for purposes of the BHC Act), or an affirmative indication that the Federal Reserve would likely take such a view (through published guidance or other supervisory communications); (B) any other regulatory requirement, instruction or request by a governmental entity having jurisdiction over the Investor that the Investor divest or reduce its equity interest in the Company; or (C) a determination by the Investor, based on the advice of counsel (including internal counsel) that divesting or reducing its equity interest in the Company is necessary or advisable to satisfy legal and/or regulatory requirements or supervisory expectations (any occurrence referred to in clause (i) or (ii) above, a “Regulatory Trigger Event”), then the Company shall use its commercially reasonable efforts to consult and cooperate with the Investor in order to restructure the Investor’s investment in the Company in a manner that avoids or remediates the matters giving rise to the Regulatory Trigger Event to the reasonable satisfaction of the Investor, taking account of legal or regulatory restrictions applicable to the Company. If any such avoidance or remediation involves the sale by the Investor of all or a portion of the Shares to a third party, then the Company shall use commercially reasonable efforts to facilitate such sale and transfer, including by making the Company’s management reasonably available during normal business hours to the prospective purchaser(s) of the Shares and providing customary due diligence material, subject to customary confidentiality undertakings.

4.7              Transfer Rights.

(a)              The Investor may at any time and from time to time transfer all or any part of its Shares to any third party.

(b)              The Investor (or any Affiliate to which the Investor has transferred Shares) may, at any time in its discretion, including in connection with any Regulatory Trigger Event, elect to voluntarily surrender to the Company any or all of the Shares (a “Voluntary Surrender”). The Company shall, upon written notice of the Investor’s intention to effect a Voluntary Surrender (the “Notice of Surrender”), accept the surrender of such Shares as a contribution to the Company for no consideration payable to or by the Investor. The Company shall accept all such Shares specified in the Notice of Surrender as soon as practicable, which surrendered Shares shall be retired by the Company for accounting purposes and treated as authorized but unissued shares of the Company. The exercise of a Voluntary Surrender shall be within the Investor’s sole and exclusive discretion and shall be in addition to, and not in lieu of, any other remedies available to the Investor under this Agreement.

4.8              FIRPTA Certificate. Prior to the Closing, the Company shall deliver to the Investor either (i) a validly executed Internal Revenue Service Form W-9, or (ii) a statement meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that the Company is not a “foreign person” as defined under such Treasury Regulations.

4.9              Opinion of Company Counsel. Prior to the Closing, Luse Gorman PC, counsel for the Company shall deliver to the Investor an opinion, dated as of the Closing Date, in substantially the form of Schedule D attached hereto.

4.10          Officer’s Certificate. Prior to the Closing, an Officer of the Company shall deliver to the Investor a certificate certifying (i) that the representations and warranties of the Company contained in Section 2 are true as of the date hereof and as of the Time of Payment and Delivery, and (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing, in accordance with Section 4.1.

4.11          Secretary’s Certificate. Prior to the Closing, the Secretary of the Company shall deliver to the Investor a certificate certifying (i) the Certificate of Incorporation of the Company, as amended to date, (ii) the Bylaws of the Company and (iii) resolutions of the board of directors of the Company approving the Agreement and the transactions contemplated under the Agreement.

4.12          Anti-Money Laundering, Anti-Corruption, Sanctions. The Company shall, and cause each of Company Subsidiaries and its and their respective officers, directors, employees and agents to, comply with all applicable (i) AML Laws, (ii) Sanctions Laws, and (iii) Anti-Corruption Laws. In addition, the Company shall inform Investor in writing promptly after receiving any written notice of any inquiry or request from any governmental authority relating to whether the Company or Company Subsidiaries are in compliance with any applicable laws (each, a “Regulatory Inquiry”). As to any such Regulatory Inquiry, the Company shall keep Investor reasonably informed following any related developments. The Company will promptly notify Investor of any event or occurrence with respect to the Company or any Company Subsidiary that would result in a violation of any (A) Anti-Corruption Laws; (B) AML Laws; or (C) Sanctions Laws.

5.	Termination.

5.1              Termination. This Agreement may not be terminated prior to the Time of Payment and Delivery except by the written agreement of the Company and the Investor.

5.2              Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all further obligations of the parties under this Agreement shall terminate, except for the obligations which are intended, expressly or impliedly, to survive the termination of this Agreement.

6.	Miscellaneous.

6.1              Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by certified or registered airmail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by email (provided a confirmation copy is sent by one of the other methods set forth above), as follows:

As to the Company:

Carver Bancorp, Inc.

75 West 125th Street

New York, NY 10027

Attention:     Isaac Torres, General Counsel

Email:             Isaac.torres@carverbank.com

with a copy (which shall not constitute notice) to:

Luse Gorman PC

5335 Wisconsin Avenue NW, Suite 780

Washington, DC 20015

Attention:     Lawrence M. F. Spaccasi

Email:             lspaccasi@luselaw.com

As to the Investor:

J.P. Morgan Chase Community Development Corporation

c/o JPMorgan Chase Bank, N.A.

237 Park Avenue, 7th Floor

New York, NY 10017-3140

Attention:     Andrew T. Guida, Managing Director

Email:             andrew.t.guida@jpmorgan.com

with a copy (which shall not constitute notice) to:

JPMorgan Chase Legal Department.

4 New York Plaza, Floor 19

New York, NY 10004-2413

Attention:     Cris T. Kako, Associate General Counsel

Email:             cris.kako@jpmchase.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center

250 Greenwich Street

New York, New York 10007
Attention:     Lisa Firenze
Email:             lisa.firenze@WilmerHale.com

or, in each case, at such other address as may be specified in writing to the other parties to this Agreement pursuant to this Section 6.1.

6.2              Governing Law; Consent to Jurisdiction.

(a)               This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of laws principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b)               Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(c)               WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.3              Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

6.4              Assignment. Except as otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto (such consent not to be unreasonably delayed, conditioned or withheld), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that Investor may assign all of its rights and obligations to an affiliate of the Investor that may hold Shares from time to time.

6.5              Amendment, Waivers.

(a)               This Agreement may be amended only by an instrument in writing signed by the parties. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.6              Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. In the event of any conflict between this Agreement and the Term Sheet attached as Schedule A hereto, the terms of this Agreement or the A&R Certificate shall prevail.

6.7              Survival. The covenants, agreements, representations and warranties set forth in Articles 2, 3 and 4 shall survive the Time of Payment and Delivery.

6.8              Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable as for or against any party hereto for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance or as for or against the other parties hereto, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

6.9              Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

6.10          Counterparts. This Agreement may be executed and delivered by facsimile or electronic signatures and in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.11          No Implied Rights. Except as otherwise expressly provided herein, nothing herein is intended to or shall be construed to confer upon or give to any Person, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

6.12          Recognition of the U.S. Special Resolutions Regimes.

(a)              In the event that the Investor is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Investor of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)              In the event that Investor or a BHC Act Affiliate of Investor becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Investor are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)              Definitions. As used in this Section 6.12:

(i)              “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

(ii)             “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.; and

(iv)             “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CARVER BANCORP, INC.

By:	/s/ Michael T. Pugh
	Name: Title:	Michael T. Pugh President and Chief Executive Officer
J.P. Morgan chase community DEVELOPMENT corporation

By:	/s/ John Vogiatjis
	Name: Title:	John Vogiatjis Managing Director

[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE A

Summary of the Terms of the Shares

This Term Sheet summarizes certain of the principal terms of the Shares to be acquired by the Investor from the Company. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Preferred Stock Purchase Agreement, dated February 16, 2021, by and between the Investor and the Company (the “Agreement”). This Term Sheet should be reviewed together with the form of Amended and Restated Certificate of Designations for the Series F Preferred Stock, attached hereto as Annex 1.

General Terms
Security Type:	Shares of the Company’s Non-Cumulative Non-Voting Participating Preferred Stock, Series F, par value $0.01 per share (the “Series F Preferred Stock”).
Valuation & Purchase Price:	Aggregate Purchase Amount: $4,000,000 in consideration for 4,000 shares of the Series F Preferred Stock (the “Shares”). Price per Share: $1,000 per Preferred Share (the “Purchase Price”).
Closing Date:	As soon as practicable following execution of the Agreement.
Use of Proceeds:	The Company agrees that it will use the proceeds from the Investor’s purchase of the Shares for general corporate purposes and will not use such proceeds to repurchase, redeem, or otherwise monetize any interest held by other existing shareholders.
Information Rights:

The Company shall permit the Investor, in a manner designed to not interfere with the normal business operations of the Company, to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by the Investor upon reasonable advance notice, and subject to any limitations required by applicable law.

The Investor will be entitled to receive customary information rights, including the right to receive; (i) audited financials of Company to be delivered within 90 days of year-end; (ii) unaudited financials of Company to be delivered within 45 days after the end of each quarter of each fiscal year; (iii) adverse compliance/reputational reports to be delivered to Purchaser as soon as reasonably practicable upon Company or any of its Subsidiaries becoming party or subject of such adverse matters, (iv) notice from Company to Purchaser that the Company or Bank has fallen or anticipates that in the subsequent 180 days it may fall, below any minimum capital tier within the federal regulations applicable to the Company or Bank; (v) notice of any other material regulatory action or litigation and (vi) any information relating to the financial condition or business and affairs of the Company and Subsidiaries that the Investor may from time to time reasonably request.

Voluntary Surrender & Transfer Rights:

The Investor may at any time and from time to time transfer all or any part of its Shares to any third party.

The Investor (or any Investor Affiliate to which the Investor has transferred Shares) may, at any time in its discretion, including in connection with any certain regulatory events, elect to voluntarily surrender to the Company any or all of the Shares (a “Voluntary Surrender”). Upon written notice of the Investor’s intention to effect a Voluntary Surrender, the Company shall accept the surrender of such Shares as a contribution to the Company for no consideration payable to or by the Investor, which such surrendered Shares shall be retired by the Company for accounting purposes and treated as authorized but unissued shares of the Company. The exercise of a Voluntary Surrender shall be within the Investor’s sole and exclusive discretion and shall be in addition to, and not in lieu of, any other remedies available to the Investor.

Covenants Related to Regulatory Matters:	For the avoidance of doubt, the Company will not take, or omit to take, any action, that will result in the Investor holding or controlling more than 24.9% of the total issued and outstanding equity of the Company, consistent with the restrictions set forth in Section 3(a)(3) of the BHC Act and the Federal Reserve Board’s guidance for non-controlling equity investments.
Ranking:	The Series F Preferred Stock will rank (i) pari passu with the Preferred Stock and (ii) senior to the Common Stock.
Conversion Rights:	None.
Liquidation Preference:	In the event of a liquidation, dissolution or winding-up of the assets of the Company, the Investor will first receive an amount equal to the Purchase Price, together with declared but unpaid dividends (the “Liquidation Amount”), before the distribution of any proceeds to holders of Common Stock.
Dividends:

Dividends on the Series F Preferred Stock shall not be cumulative.

On each date that dividends (other than Common Stock) are payable in respect of Common Stock, holders of the Series F Preferred Stock shall be entitled to receive, if and as declared by the board of directors of the Company, dividends in an amount per share equal to the aggregate amount of such dividends or other distributions that would be payable on such date to a holder of the number of 563,063 shares of Common Stock, subject to customary anti-dilution adjustments.

Priority on Dividends:

So long as any share of Series F Preferred Stock is outstanding, no dividends may be declared on the Common Stock unless full dividends on the Series F Preferred Stock for the corresponding dividend payment date have been declared, no dividends may be paid on the Common Stock unless full dividends on the Series F Preferred Stock for the corresponding dividend payment date have been paid, and no dividends may be declared or paid on any other class or series of junior stock unless full dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) in the immediately preceding calendar quarter.

If full dividends are not paid on the Series F Preferred Stock, then any dividends declared on parity stock must be declared pro rata so that the amount of dividends declared on the Series F Preferred Stock and the parity stock bear the same ratio to each other as all dividends accrued on the Series F Preferred Stock and all such parity stock bear to each other.

Capital Treatment:	The Shares are intended to qualify as additional Tier 1 capital, consistent with the requirements set forth at 12 C.F.R. § 217.20.
Redemption Rights:

Not redeemable at the option of the Investor.

Redeemable only at the Company’s discretion (i) in whole or in part, on or after the date that is five years following the Closing Date or (ii) in whole but not in part within 90 days of a regulatory capital treatment event, in each case, consistent with the terms set forth in 12 C.F.R. § 217.20.

Voting Rights (Protective Provisions):

None, except that the approval of the holders of a majority of the Series F Preferred Stock, voting as a single class, will be required with respect to certain matters, including the following:

•       charter or bylaw amendments adversely affecting the powers, preferences or special rights of the Series F Preferred Stock;

•       creation of any series of senior equity securities;

•       mergers, reclassifications and similar events, if the class would be adversely affected by such event or if the terms of any stock into which this stock converts are not substantially the same; and

•       as otherwise provided by law.

Reorganization Event:

The merger, consolidation or other business combination of the Company with or into any other corporation, including a transaction in which the holders of the Series F Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company (each, a “Reorganization Event”), shall not constitute a liquidation, dissolution or winding up of the Corporation.

Prior to a Reorganization Event, the Company and the Investor will consult with one another in good faith regarding the Investor’s status as a stockholder of the Company.

Preemptive Rights:	None.